Exhibit 99.1
NYSE MKT Equities Exchange Symbol - UEC

Uranium Energy Corp Closes US$20 Million Loan Facility

July 31, 2013, Corpus Christi, Texas - Uranium Energy Corp (NYSE MKT: UEC, the "Company" or "UEC") is pleased to announce that the Company and certain of its U.S. subsidiaries have entered into a US$20,000,000 senior secured Credit Facility with Sprott Resource Lending Partnership and CEF (Capital Markets) Limited.

Under the Credit Facility the Company has received initial funding in the amount of US$10,000,000 (the "Initial Advance"), with an additional US$5,000,000 available for draw-down by the Company pursuant to a second advance, and a further additional US$5,000,000 available for draw-down by the Company pursuant to a third advance, in each case in accordance with the terms of the Credit Agreement.

Amir Adnani, President and CEO stated: "Closing of this facility injects non-dilutive growth capital into the Company while aligning our interest with two North American and Asian resource investors in Sprott and CEF Holdings Limited. As we look to develop strategic ties in Asia, the fastest growing market for nuclear power, it is important to establish relations with one of the region's largest conglomerates."

The Company will use the proceeds of the Credit Facility for the development, operation and maintenance of its Hobson, Goliad and Palangana projects and for working capital purposes.

The Credit Facility has a two-year term and bears interest at a rate of 8% per annum. The undrawn standby Credit Facility will be subject to a standby fee of 4.00% per year.

Additionally, the Company will: (a) pay to the Lenders a one-time 4.5% fee payable in the Company's common shares due 12-months from closing, and (b) issue to the Lenders, on a pro rata basis, an aggregate of 2,600,000 common stock purchase warrants (the "Bonus Warrants"), each exercisable for the purchase of one common share in the capital of the Company at a price of US$2.50 for a period of three years following the Initial Advance closing date.

The Bonus Warrants are subject to accelerated expiry if, at any time prior to the date of expiry of the Bonus Warrants, the 30-trading-day volume-weighted average closing price of the Company's common shares on the NYSE MKT equals or exceeds US$5.00 per share. In such case, the Bonus Warrants will expire on the date that is 30 days following the Lender's receipt of notice of the accelerated expiry date.. On the earlier of the date of repayment of the outstanding principal amount under the Credit Facility and the first anniversary of the Initial Advance closing date, the Lenders will also receive, on a pro rata basis, an aggregate fee of US$150,000, payable at the election of the Lenders in cash or in the number of common shares determined on the basis of a 10% discount to the five-trading-day volume-weighted average closing price of the Company's common shares on the NYSE MKT immediately prior to that date.

The Credit Facility is secured by the Company's Hobson plant and the Goliad mineral leases and in the event of the advance of the final US$5,000,000, would be required to be secured by the Palangana mineral leases.

The securities referred to in this news release have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Sprott Resource Lending Corp.

Sprott Resource Lending Corp. is a natural resource lender focused on providing financing to mining and oil and gas companies. In July 2013, Sprott Inc. completed the acquisition of Sprott Resource Lending Corp. which now operates as a subsidiary of Sprott Inc.

About CEF (Capital Markets) Limited

CEF (Capital Markets) Limited is owned by CEF Holdings Limited which is owned 50% by Cheung Kong (Holdings) Limited and 50% by the Canadian Imperial Bank of Commerce ("CIBC"). Cheung Kong (Holdings) Limited is the publicly-listed flagship company of the Cheung Kong Group of companies, the Hong Kong based multi-national conglomerate with a combined market cap of the Group in excess of $100 billion as of February 28, 2013. CIBC is a leading North American financial institution with operations around the world. CEF is an investor in significant resource assets on a global basis.

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium production, development and exploration company operating North America's newest emerging uranium mine. The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the Palangana in-situ recovery project, which is ramping up initial production, and the Goliad in-situ recovery project which is now fully permitted and under construction. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE MKT: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Certain information contained in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates", "intends" or "believes", or that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur", or "be achieved".

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UEC to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond UEC's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact UEC and the statements contained in this news release can be found in UEC's filings with the SEC. Such risks and other factors include, among others, variations in the underlying assumptions associated with the estimation or realization of mineralization, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the mining industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. UEC believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon.

For forward-looking statements in this news release, UEC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. UEC assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.